Exhibit 23.1

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-42790), Form S-3 (No.333-55988) and Form S-4 (No. 333-67310) of Corel Corporation of our report dated January 26, 2001, except for Note 17, which is as of September 5, 2001 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K/A. We also consent to the incorporation by reference of our report dated January 26, 2001 relating to the financial statement schedules, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP Ottawa, Canada

Chartered Accountants September 5, 2001